MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”), dated as of May 1, 2016, is by and between Columbia Management Investment Advisers, LLC (the “Investment Manager”), a Minnesota limited liability company, and Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”), a Maryland corporation.

1.        Services.

(a)      The Fund hereby retains the Investment Manager, and the Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, subject to the oversight of the Board of Directors (the “Board”), any committees thereof and/or authorized officer(s) of the Fund, to furnish the Fund continuously with investment advice; to determine, consistent with the Fund’s investment objectives and policies, which securities in the Investment Manager’s discretion, shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders; to prepare and make available to the Fund all necessary research and statistical data in connection therewith; to furnish all other services of whatever nature required in connection with the management of the Fund as provided under this Agreement; to pay such expenses as may be provided for in Part Three of this Agreement; to furnish the Fund continuously with all administrative, accounting, and other services, as set forth in more detail, below:

(i)        Administration services necessary and appropriate for the business of the Fund, including but not limited to:

1.	Preparing all general or routine shareholder communications including notices of dividends and capital gains distributions;

2.	Preparing and filing of shareholder reports and other required regulatory reports and communications;

3.	Preparing and filing of tax reports, including the Fund’s income tax returns;

4.	Monitoring the Fund’s compliance with Subchapter M of the Internal Revenue Code, and other applicable tax laws and regulations;

5.	Executing the pricing process and monitoring the reliability of the valuation information received from the independent third-party pricing services and brokers;

6.	Coordinating and supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Fund auditors, and other persons serving the Fund, deemed to be necessary or desirable;

7.	Maintaining Fund registration statement updates, and maintaining registration in the jurisdictions in which shares of the Fund are offered for sale, as applicable;

8.	Preparing reports, information, surveys, or other analyses to third parties as deemed necessary or desirable by the Fund;

9.	Preparing reports, evaluations, information, surveys, statistical analysis or other analysis of the Fund as the Board may request from time to time.: and

10.	Providing support for the Board in connection with the Board’s efforts to vote proxies on behalf of the Fund.

(ii)        Accounting and recordkeeping services necessary and appropriate for the business of the Fund, including but not limited to:

1.	Calculating and supervising publication of the Fund’s daily net asset value quotations, pricing, performance and yield information, periodic earnings reports, and other financial data, consistent with federal securities laws and the Fund’s current prospectus; and

2.	Monitoring the Fund’s compliance with accounting operations control processes.

(iii)        Other services necessary and appropriate for the operations of the Fund, not listed above, including but not limited to:

1.	Providing compliance services, as directed by the Fund’s Chief Compliance Officer, which may include monitoring the Fund’s compliance with applicable federal, state and foreign securities laws, and the rules and regulations thereunder, as applicable, including, without limitation, the Investment Company Act of 1940, the Securities and Exchange Act of 1934 and the Securities Act of 1933, each as amended from time to time, and the rules promulgated under each of the foregoing (the “1940 Act,” the “1934 Act,” and the “1933 Act,” respectively);

2.	Providing legal support for the Fund to ensure compliance with the New York Stock Exchange listing standards, as they may be amended from time to time;

3.	Providing legal support of all administration services provided by Administrator under this Agreement;

4.	Providing other services related to this Agreement, including drafting, filing and maintaining Fund’s charter documents with regulatory authorities; drafting, negotiating and maintaining any necessary Fund agreements; assisting in the preparation of regulatory filings; and arranging for and preparing or coordinating materials in connection with shareholder meetings, as necessary;

5.	Providing services to the Fund and to the Board including coordinating and preparing materials for Board and Committee meetings; providing guidance and preparing materials on corporate and legal issues relevant to the Fund’s business; and assisting in the Fund’s procurement of fidelity bond coverage and error and omissions/directors (trustees) and officers insurance coverage;

6.	Maintaining the Fund’s books and records in accordance with all applicable federal and state securities laws and regulations; and

7.	Maintaining, together with affiliated companies, a business continuation and recovery program for the Fund, provided that, to the extent consistent with applicable law and regulation, any services provided pursuant to clauses (3) and (4) in this Part 1(a)(iii) shall, in the reasonable discretion of the chairperson of the Board (the “Chair”), be subject to review and oversight of the Board, any committee thereof or the Chair.

The services provided hereunder are collectively referred to herein as the “Services.”

(b)      The Investment Manager agrees to maintain an adequate organization of competent persons to provide the Services and to perform the functions herein mentioned and to maintain adequate oversight over any service providers including subadvisers hired to provide services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Investment Manager’s performance under this Agreement.

(c)      The Fund agrees that the Investment Manager may subcontract for the Services or make use of its affiliated companies and their board members, trustees, officers and employees, with the understanding that there shall be no diminution in the quality or level of Services, and that the Investment Manager remains fully responsible for the Services and also with the understanding, that the Investment Manager shall obtain such approval from the Fund’s Board and/or its shareholders as is required by law, rules and regulations promulgated thereunder, terms of this Agreement, resolutions of the Board and commitments of the Investment Manager.

(d)      The Investment Manager agrees that the investment advice and investment decisions will be in accordance with general investment policies of the Fund as disclosed to the Investment Manager from time to time by the Fund and as set forth in the prospectus and registration statement filed with the United States Securities and Exchange Commission (the “SEC”).

(e)      The Investment Manager agrees to provide such support as is required or requested by the Board in conjunction with voting proxies solicited by or with respect to the issuers of securities in which the Fund’s assets may be invested from time to time. In the event that the Board, in its sole discretion, delegates proxy voting authority to the Investment Manager, the Investment Manager will determine how voting and other rights with respect to securities in which the Fund’s assets may be invested from time to time will be exercised, subject to the control of the Board. Absent such a delegation, the Board will exercise sole voting power with respect to all such proxies.

(f)      The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Fund including the acquisition or disposition of securities, proxy voting and safekeeping of assets.

(g)      The Fund agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the Services.

(h)      In selecting broker-dealers for execution, the Investment Manager will seek to obtain best execution for securities transactions on behalf of the Fund, except where otherwise directed by the Board. In selecting broker-dealers to execute transactions, the Investment Manager will consider not only available prices (including commissions or mark-ups), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer’s risk in positioning a block of securities, the broker-dealer’s execution service rendered on a continuing basis and in other transactions, the broker-dealer’s expertise in particular markets, and the broker-dealer’s ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, the Investment Manager may execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction, provided that the Investment Manager determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and other clients for which it acts as investment adviser. The Investment Manager shall not consider the sale or promotion of shares of the Fund, or other affiliated products, as a factor in the selection of broker dealers through which transactions are executed.

(i)      Except for bad faith, intentional misconduct or negligence in regard to the performance of its duties under this Agreement, neither the Investment Manager nor any of its respective directors, officers, partners, principals, employees, subcontractors or agents shall be liable for any acts or omissions or for any loss suffered by the Fund or its shareholders or creditors. Each of the Investment Manager and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Fund or its agents which is believed in good faith to be accurate and reliable. The Fund understands and acknowledges that the Investment Manager does not warrant any rate of return, market value or performance of any assets in the Fund. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Fund may have under such laws or regulations.

2.        Compensation.

(a)      The Fund agrees to pay to the Investment Manager, and the Investment Manager covenants and agrees to accept from the Fund, in full payment for its Services, a fee as set forth in Schedule A.

(b)      The fees payable hereunder shall be paid on a monthly basis and, in the event of the termination of this Agreement, in whole or in part with respect to the Fund, the fees accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(c)      The fees payable hereunder shall be paid in cash by the Fund to the Investment Manager within five (5) business days after the last day of each month.

3.        Allocation of Expenses.

(a)      The Fund agrees to pay:

(i)        Fees payable to the Investment Manager for its Services under the terms of this Agreement;

(ii)        Taxes;

(iii)      Brokerage commissions and charges in connection with the Fund’s purchase and sale of assets;

(iv)      Custodian fees and charges;

(v)        Fees and charges of its independent certified public accountants for services the Fund requests;

(vi)      Commitment fees on lines of credit;

(vii)      Premium on the bond required by Rule 17g-1 under the 1940 Act;

(viii)      Fees and expenses of attorneys (i) it employs in matters not involving the assertion of a claim by a third party against the Fund, its Board members and officers, (ii) it employs in conjunction with a claim asserted by the Board against the Investment Manager, except that the Investment Manager shall reimburse the Fund for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or the Investment Manager agrees, that it is liable in whole or in part to the Fund, (iii) it employs to assert a claim against a third party, and (iv) it or the Investment Manager employs, with the approval of the Board, to assist in the evaluation of certain investments or other matters related to the management of the Fund;

(ix)     Fees paid for the qualification and registration for public sale of the securities of the Fund under the laws of the United States and of the several states in which such securities shall be offered for sale;

(x)     Fees of consultants employed by the Fund;

(xi)    Board member, officer and employee expenses, which include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, all expenses of meetings of the Board and committees, and all other compensation and benefits paid to or provided for Board members, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker’s compensation insurance and other expenses applicable to the Board members, officers and employees, except the Fund will not pay any compensation, fees or expenses of any person who is an officer or employee of the Investment Manager or its affiliates;

(xii)    Filing fees and charges incurred by the Fund in connection with filing any amendment to its organizational documents, or incurred in filing any other document with the state where the Fund is organized or its political subdivisions;

(xiii)   Organizational expenses of the Fund;

(xiv)   Expenses incurred in connection with lending portfolio securities of the Fund;

(xv)    Fund Board and Fund office expenses, separate from Investment Manager or affiliates of Investment Manager, which shall include a charge for occupancy, insurance on the premises, furniture and equipment, telephone, telegraph, electronic information services, books, periodicals, published services, and office supplies used by the Fund;

(xvi)   Other expenses properly payable by the Fund, approved by the Board; and

(xvii)  Other expenses payable by the Fund pursuant to separate agreement of the Fund and any of its service providers.

(b)      Unless the Fund is obligated to pay an expense pursuant to Section 3(a) above, the Investment Manager agrees to pay all expenses associated with the services it provides under the terms of this Agreement.

(c)      If, as a result of a change in applicable law, rules or regulations, or any change in the administrative Services provided as of the date hereof by any person other than the Investment Manager or its affiliates pursuant to any agreement or arrangement with the Fund, the type or quantity of administrative Services necessary for or appropriate to the business and effective operation of the Fund changes, the Investment Manager and the Fund may agree that the Investment Manager shall provide or arrange for the provision of such additional administrative services for such fee as may be mutually agreed by the parties.

4.        Miscellaneous.

(a)	The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Fund.

(b)	A “full business day” shall be defined as a day with respect to which the New York Stock Exchange is open.

(c)

The Fund acknowledges that the Investment Manager and its affiliates may perform advisory services for other clients, so long as the Investment Manager’s advisory services to the Fund are not impaired thereby. The Investment Manager and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Fund, and that the Investment Manager and its affiliates may trade and have positions in securities of issuers where the Fund may own equivalent or related securities, and where action may or may not be taken or recommended for the Fund. Nothing in this Agreement shall be deemed to impose upon the Investment Manager or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Fund, any security or any other property that the Investment Manager or any of its affiliates may purchase, sell or hold for its own account or the account of any other client. Notwithstanding any of the foregoing, the Investment Manager shall allocate investment opportunities among its clients, including the Fund, in an equitable manner, consistent with its fiduciary obligations. By reason of their various activities, the Investment Manager and its affiliates may from time to time acquire information about various corporations and their securities. The Fund recognizes that the Investment Manager and its affiliates may not always be free to divulge such information, or to act upon it.

(d)

The Fund recognizes that the Investment Manager and its affiliates, pursuant to separate agreements, now render and may continue to render administrative services to other investment companies and persons which may or may not have policies similar to those of the Fund and that the Investment Manager provides administrative services for its own investments and/or those of its affiliates. The Investment Manager shall be free to provide such administrative services and the Fund hereby consents thereto.

(e)

Neither this Agreement nor any transaction effected pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Fund are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Investment Manager are or may be interested in the Fund as Board members, officers, shareholders or otherwise; or that the Investment Manager or any successor or assignee is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither the Investment Manager, nor any officer, Board member or employee thereof or of the Fund, shall sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations or orders of the SEC.

(f)

Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business in Boston, Massachusetts, or to such other address as either party may designate in writing mailed to the other.

(g)

The Investment Manager agrees that no officer, director or employee of the Investment Manager will deal for or on behalf of the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

a.	Officers, directors or employees of the Investment Manager from having a financial interest in the Fund or in the Investment Manager.

b.

The purchase of securities for the Fund, or the sale of securities owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of the Investment Manager, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

c.	Transactions with the Fund by a broker-dealer affiliate of the Investment Manager as may be allowed by rule or order of the SEC and if made pursuant to procedures adopted by the Board.

(h)

The Investment Manager agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of the Investment Manager under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for the Fund.

(i)

All information and advice furnished by the Investment Manager to the Fund under this Agreement shall be confidential and shall not be disclosed to third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Fund to the Investment Manager under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where necessary to effect transactions or provide other services to the Fund, or where the Fund requests or authorizes the Investment Manager to do so. The Investment Manager may share information with its affiliates in accordance with its privacy policies in effect from time to time.

(j)	This Agreement shall be governed by the laws of the State of Minnesota.

5.         Renewal and Termination.

(a)      This Agreement shall continue in effect through June 30, 2016 or until a new agreement is approved by a vote of the majority of the outstanding shares of the Fund and by vote of the Board, including the vote required by (2) of this paragraph, and if no new agreement is so approved, this Agreement shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance shall be specifically approved at least annually (1) by the Board or by a vote of the majority of the outstanding voting securities of the Fund and (2) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term “interested person” shall have the same meaning as set forth in the 1940 Act. As used in this agreement, the term “majority of the outstanding voting securities of the Fund” shall have the same meaning as set forth in the 1940 Act.

(b)      This Agreement may be terminated by either the Fund or the Investment Manager at any time by giving the other party 60 days’ written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting shares of the Fund.

(c)      This Agreement shall terminate in the event of its assignment, the term “assignment” for this purpose having the same meaning as set forth in the 1940 Act.

(d)      Non-material amendments or modifications to this Agreement as may be permitted by the 1940 Act will only be made effective upon written agreement executed by the Investment Manager and the Board.

(e)      At such time as this Agreement or any extension, renewal or amendment hereof, or any similar agreement with any organization which shall have succeeded to the business of the Investment Manager, shall no longer be in effect, the Fund will cease to use any name derived from the name of the Investment Manager or of any organization which shall have succeeded to the Investment Manager’s business as investment adviser.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Managing Director and Chief Operating Officer

SCHEDULE A

Fee Schedule

The asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with the fee schedule in the table below:

Annual rate at all asset levels
1.06%

The computation shall be made for each calendar day on the basis of managed assets as of the close of the preceding day. In the case of the suspension of the computation of net asset value, the fee for each calendar day during such suspension shall be computed as of the close of business on the last full business day on which the managed assets were computed. “Managed assets” shall mean the net asset value of the Fund’s common stock plus the liquidation preference of any issued and outstanding preferred stock of the Fund and the principal amount of any borrowings used for leverage.

A-1

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A as of May 1, 2016.

SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Managing Director and Chief Operating Officer

A-2